Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We have issued our report dated June 28, 2024, with respect to the consolidated financial statements included in the Annual Report of Pinstripes Holdings, Inc. on Form 10-K for the year ended April 28, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Pinstripes Holdings, Inc. on Form S-8 (File No. 333-276660).

/s/ GRANT THORNTON LLP
Grant Thornton LLP
June 28, 2024